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                           July 29, 2021

       Pascal Desroches
       Senior Executive Vice President and Chief Financial Officer
       AT&T Inc.
       One AT&T Plaza
       208 South Akard Street
       Dallas, Texas 75202

                                                        Re: AT&T Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed July 22, 2021
                                                            File No. 333-258096

       Dear Mr. Desroches:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact
Katherine Wray, Staff Attorney, at 202-551-3483 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Technology